EXHIBIT 7.1



ERNST AND YOUNG LLP     Suite 200                            Phone: 510 977 2900
                        1331 North California Blvd.            Fax: 510 977 2994
                        Walnut Creek, California 94596


July 2, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549


Gentlemen:

We have read Item 4 of Form 8-K dated July 2, 1997, of Imatron Inc. and are in agreement with the statements contained in the second and fourth sentences of the paragraph on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                                     Very truly yours,


                                                     /s/ Ernst & Young LLP
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       Ernst & Young LLP is a member of Ernst & Young International, Ltd.